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                                                                     EXHIBIT 3.2

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF
                            SIMULATION SCIENCES INC.

                         Pursuant to Section 245 of the
                 General Corporate Law of the State of Delaware

         Simulation Sciences Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is Simulation Sciences Inc. (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 4, 1996.

         2. The amendment and restatement of the Certificate of Incorporation was proposed by the Corporation's Board of Directors and was duly approved by the stockholders of the Corporation by written consent given in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law.

         3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

         4. The text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

                                       I.

         The name of the corporation (the "Corporation") is Simulation Sciences Inc.

                                       II.

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                      III.

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

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                                       IV.

         Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty-Five Million (35,000,000) shares of capital stock. Of such authorized shares, Thirty Million (30,000,000) shares shall be designated "Common Stock," and have a par value of $.001 per share, and Five Million (5,000,000) shares shall be designated "Preferred Stock," and have a par value of $.001 per share.

         Section 2. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, to determine the designation of any series, and to fix the number of shares of any series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                       V.

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                       VI.

         Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

                                      VII.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                      VIII.

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         Stockholders of the Corporation may take action by written consent in lieu of a meeting only by unanimous written consent.

                                       IX.

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this __ day of _______________, 1996.


                                        SIMULATION SCIENCES INC.

                                        By _____________________________________
                                           Charles R. Harris
                                           President and Chief Executive Officer

ATTEST:

____________________________
Jeffrey D. Saper, Secretary

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